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                                  EXHIBIT 99.2

                         PRO FORMA FINANCIAL INFORMATION

On June 30, 2000, Hancock Holdings, Inc., the wholly-owned subsidiary of Orion Technologies, Inc., ("Registrant") acquired all of the issued and outstanding capital stock of Transaction Verification Systems, Incorporated ("TVS") through its merger with TVS in accordance with the terms and conditions of the Agreement and Plan of Merger dated as of June 8, 2000 ("Merger Agreement") between the Registrant, Hancock, and TVS. Upon the consummation of the Merger, Hancock changed its name to Transaction Verification Systems, Incorporated (the "Surviving Company").

Prior to the Merger, TVS had 546,380 shares of common stock, par value $0.05 ("TVS Common Stock"), and 20,000 shares of preferred stock, par value $10.00 ("TVS Preferred Stock"), outstanding.

Pursuant to the Merger Agreement, each share of TVS Common Stock was converted into the right to receive 0.3661 shares of the Registrant's common stock, par value $0.001 ("Orion Common Stock"). A total of 200,030 shares of Orion Common Stock will be issued to the holders of the TVS Common Stock. Each share of the TVS Preferred Stock was converted into either the right to receive a promissory note from the Surviving Company in the amount of Ten Dollars ($10.00) per share, or upon the holder's providing proper notice to the Registrant, the right to convert each TVS Preferred share into 2.5 shares of Orion Common Stock. As of October 30, 2000, the holders of 9,206 and 7,294 shares of TVS Preferred Stock elected to convert their TVS Preferred Stock into 23,105 shares of Orion Common Stock and into promissory notes totaling $72,940, respectively. Holders of 3,500 shares of TVS Preferred Stock have not yet made their election. The holders of TVS Preferred Stock who do not elect to receive Orion Common Stock will receive a promissory note. The promissory notes bear interest at 8% per annum simple interest, with principal and interest are due and payable on December 31, 2000. The Registrant guarantees repayment of the promissory notes. The Surviving Company intends to pay the promissory notes, when due, from revenue generated by its operations.

The Merger Agreement contained a share adjustment provision pursuant to which, if the combined market value of the promissory notes and Orion Common Stock issued pursuant to the Merger did not equal $1,000,000 on the 60th day following the Merger, then additional shares of Orion Common Stock would be issued on a pro rata basis in order to increase the total consideration for the Merger to an amount equal to $1,000,000 as of that date. No additional shares of Orion Common Stock were issued since the combined market value of the total consideration on the 60th day following the Merger exceeded $1,000,000. The consideration was determined by arms-length negotiations between the Registrant, Hancock and TVS and was presented to and approved by the directors of each corporation and the shareholders of Hancock and TVS.

TVS is engaged in the design and manufacture of point of sale interface systems, allowing merchants and retailers to record and monitor their transactions in order to reduce inventory shrinkage. The TVS systems record point of sale transactions in real time and allow management to analyze employee and customer activity through the use of customized software. The Surviving Corporation intends to continue and expand the business operations of TVS. The Registrant accounted for this acquisition using the purchase method of accounting.



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The unaudited pro forma combined statement of operations for the six months ended June 30, 2000 gives effect to the acquisition of TVS as if it had occurred on January 1, 2000. The unaudited pro forma combined statement of operations is based on historical results of operations of the Registrant and TVS for the six-months ended June 30, 2000.

Since the pro forma combined statement of operations for the year ended June 30, 2000 for the Registrant and for TVS is unavailable, the Registrant has provided a pro forma combined statement of operation for the six months ended June 30, 2000. The Registrant's inability to provide the required pro forma combined statement of operations for the full year is due to its divestiture of Orion Canada, a subsidiary that Orion divested of on June 15, 1999 and the subsequent departure of Orion Canada's management. The preparation of such statement would require an unreasonable expense and effort due to Orion Canada's financial information being maintained by parties no longer affiliated with the Company.

The Registrant has also not presented a pro forma combined balance sheet as of June 30, 2000, since the acquisition of Transaction Verification Systems, Incorporated ("TVS") took place on June 30, 2000 and is reflected in the consolidated balance sheet of the Registrant which was included in the Registrants June 30, 2000 Form 10-QSB filed with the Securities and Exchange Commission on August 14, 2000, to which the reader is referred.

The unaudited pro forma combined statement of operations and notes thereto are intended for informational purposes only and is not necessarily indicative of the future results of operations of the consolidated company after the acquisition of TVS, or the results of operations of the consolidated company that would have actually occurred had the acquisition of TVS been affected as of the dates described above.



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Orion Technologies, Inc.
Unaudited Pro Forma Combined Statement of Operations
Six Month Period Ended June 30, 2000 for Orion Technologies, Inc. and for Transaction Verification Systems, Inc.

                                                    Orion          Transaction
                                                Technologies,     Verification        Pro Forma            Pro Forma As
                                                    Inc.          Systems, Inc.      Adjustments             Adjusted
                                                -------------     -------------     -------------         -------------
Revenues                                         $   258,889       $   922,624                             $ 1,181,513
Cost of goods sold                                   182,619           531,971                                 714,590
                                                 -----------       -----------                             -----------

Gross Margin                                          76,270           390,653                                 466,923

Operating expenses:
     Sales and marketing                                               242,004                                 242,004
     Engineering                                                        33,118                                  33,118
     General and administrative                    1,328,529           205,764                               1,534,293
     Reserve for advances to
        acquisition target                           330,000                 -                                 330,000
     Amortization and depreciation                   569,510            34,286           117,622  (a)          721,418
                                                 -----------       -----------                             -----------
Loss from operations                               2,151,769           124,519                               2,393,910
Interest and other expense, net                       19,533             2,873             4,318  (b)           26,724
                                                 -----------       -----------                              -----------
Net loss                                           2,171,302           127,392                               2,420,634
Preferred dividends                                   15,240             8,336            (8,336) (b)           15,240
                                                 -----------       -----------                             -----------
Net loss available to common
    Stockholders                                 $ 2,186,542       $   135,728                             $ 2,435,874
                                                 ===========       ===========                             ===========

Basic and diluted loss per common share          $      0.55                                               $      0.58
                                                 ===========                                               ===========
Weighted average common shares outstanding         3,945,443                                                 4,168,758
                                                 ===========                                               ===========



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Orion Technologies, Inc.
Notes to the Unaudited Pro Forma Statement of Operations

On June 30, 2000, Hancock Holdings, Inc., the wholly-owned subsidiary of Orion Technologies, Inc., acquired all of the issued and outstanding capital stock of Transaction Verification Systems, Incorporated ("TVS") through its merger with TVS in accordance with the terms and conditions of the Agreement and Plan of Merger dated as of June 8, 2000 ("Merger Agreement") between Orion, Hancock, and TVS. Upon the consummation of the Merger, Hancock changed its name to Transaction Verification Systems, Incorporated. The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date.

The following unaudited pro forma unaudited pro forma combined statements of operations gives effect to this acquisition as if it had occurred on January 1, 2000, by combining the results of operations of the Registrant and TVS for the six-month period ended June 30, 2000.

The unaudited pro forma financial information presented herein should be read in conjunction with the historical financial statements and related notes of the Registrant in the Registrant's Form 8-K/A, filed with the Securities and Exchange Commission on June 1, 2000, the unaudited financial statements and related notes of the Registrant in the Registrant's Form 10-QSB for the period ended June 30, 2000, filed with the Securities and Exchange Commission on August 14, 2000, and TVS's historical financial statements included as Exhibit 99.1 in this Form 8-K/A. The unaudited pro forma combined statements of operations is not necessarily indicative of the operating results that would have been achieved had the transactions been effected as of January 1, 2000 and should not be construed as being representative of future operating results.

The aggregate preliminary purchase price of $1.3 million was determined based on the issuance of up to 250,030 shares of the Registrant's common stock (assuming full conversion of the issued and outstanding TVS Preferred Stock into common stock of the Registrant, representing a maximum of 50,000 shares of the Registrants common stock) with an estimated fair value of $1.3 million, and is subject to revision due based on the final conversion of TVS Preferred Stock into either Orion Common Stock or promissory notes. The Registrant believes that the impact of this revision will not be significant. Of the total purchase price, $1.1 million was allocated to goodwill and intangible assets, consisting of acquired technology, trade names, and an established work force. The acquired goodwill and intangible assets will be amortized over their estimated useful lives of five years.

It is anticipated that the combined company will incur estimated direct transaction charges $100,000 related to the merger, in the third and fourth quarter of 2000, consisting primarily of legal and accounting fees. Actual amounts ultimately incurred could differ from the estimated amounts. Additionally, the direct transaction charges do not include integration costs that may be incurred. Neither the Registrant nor TVS has estimated the amount or nature of integration costs.

The following adjustments were applied to the Registrant's historical financial statements and those of TVS to arrive at the pro forma combined statement of operations:


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(A)     To record amortization of goodwill and other intangible assets resulting from the acquisition over the estimated period of benefit of five years.

(B) To record the interest related to the conversion of TVS preferred stock into promissory notes, and the elimination of TVS preferred stock dividends.

(C) Pro forma basic and diluted net loss per share for the six-month period ended June 30, 2000, were computed using the weighted average number of common shares outstanding. Differences between historical weighted average shares outstanding and pro forma weighted average shares outstanding used to compute net loss per share result from the inclusion of shares issued in conjunction with the acquisition as if those shares were outstanding from January 1, 2000. Dilutive options and warrants are excluded from the computation as their effect is antidilutive.



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